EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-156012, 333-217639, 333-266597, 333-266600, 333-17773) and on Form S-3 (Nos. 333-229162 and 333-255689) of Gray Television, Inc. of our reports dated February 23, 2024, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Gray Television, Inc., appearing in this Annual Report on Form 10-K of Gray Television, Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Atlanta, Georgia

February 23, 2024